February 6, 2018

Dear Anneliese:

In recognition of your contributions while serving as interim Principal Financial Officer, we would like to offer you a special, one-time cash award in the amount of $50,000 (“Cash Award”), less applicable withholdings and deductions, payable to you on your regular payroll date of February 23, 2018. The Cash Award is subject to your continued employment through March 31, 2018 and you agree to repay the Cash Award in full should you voluntarily terminate your employment with Vista Outdoor before such date.

The terms of this letter do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor’s compensation and benefits programs which are subject to change. All employment at Vista Outdoor is at the mutual will of Vista Outdoor and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice. The at-will employment relationship cannot be altered, unless it is done so in writing and signed by our Chief Executive Officer.

To confirm acceptance of the Cash Award, please sign, date and return to Lindsay Lentz, Director, Compensation via email at Lindsay.Lentz@VistaOutdoor.com.

Sincerely,

/s/ Scott Chaplin
Scott Chaplin
SVP, Legal, HR and Corporate Services

Accepted:

/s/ Anneliese Rodrigues	/	February 7, 2018
Anneliese Rodrigues		Date